UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 14, 2016

Date of earliest event reported: March 9, 2016

HYDROCARB ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-53313	30-0420930
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Gessner, Suite 375, Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

(713) 970-1590
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 9, 2016, Hydrocarb Energy Corp. (the “Company”, “we” and “us”) entered into a Special Private Placement Agreement with Infinity Fund LLC (“Infinity” and the “SPPA”). Pursuant to the SPPA, Infinity agreed to purchase, within 45 days of the parties’ entry into the SPPA, $2 million of a to-be-designated series of convertible preferred stock of the Company, which will be convertible into common stock of the Company on a 1,000 for one basis (1,000 shares of common stock for each share of preferred stock), have no redemption rights, no voting rights, no dividend rights, be subject to a 9.99% ownership limitation, and have such other terms and conditions as are agreed by the parties. The preferred stock will be convertible into common stock of the Company based on a 10% discount to market. Additionally pursuant to the SPPA, Infinity agreed to subscribe for up to $25 million in shares of common stock of the Company, at a 10% discount to the then trading price of the Company’s common stock, from time to time, subject to certain limitations, rights to terminate purchases, and volume restrictions, in the form of an equity line of credit, at such time as the Company has filed and obtained effectiveness of a registration statement on Form S-1 to register the shares issuable to Infinity under such arrangement. Infinity’s purchase of the equity line shares under the SPPA is subject to various closing conditions and conditions precedent described therein, which may not be able to be met by the Company in a timely fashion, if ever.

The Company will disclose more information regarding the Infinity transactions and the preferred stock described above, if and when the transactions contemplated by the SPPA close and/or in connection with the registration statement filing contemplated by the SPPA.

The description of the SPPA above does not purport to be complete and is qualified in its entirety by reference to the SPPA as filed herewith as Exhibit 10.1 and incorporated by reference in this item 1.01.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1*	Special Private Placement Agreement dated March 9, 2016, by and between Hydrocarb Energy Corp. and Infinity Fund LLC

* Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: March 14, 2016	Hydrocarb Energy Corporation

/s/ Kent P. Watts
Kent P. Watts
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1*	Special Private Placement Agreement dated March 9, 2016, by and between Hydrocarb Energy Corp. and Infinity Fund LLC

* Filed herewith.